Exhibit 99.1

T 732-544-5544 F 732-544-5404 25 Christopher Way, Eatontown, NJ 07724
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                                                                 www.qmedinc.com

NEWS RELEASE

Contact: Robert Mosby, QMed, Inc. - 732-544-5544 x1107


QMed, Inc. Announces Definitive Agreement for
$6,000,000 Equity Private Placement
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Eatontown, New Jersey, December 6, 2004 - QMed, Inc. (NASDAQ Symbol: QMED), a
provider of disease management (DM) services to healthcare plans and to Medicare, today announced that it has signed a definitive agreement for a private placement of 571,428 shares of common stock to institutional investors. The transaction, generating gross proceeds of $6 million to the company, is expected to close today, December 6, 2004.

The transaction price of $10.50 represents a 6% discount to the average of the closing prices for the 10 trading days ended Friday, December 3, 2004. In addition to common stock, the Company will issue rights to purchase 142,856 shares of common stock at an exercise price of $11 per share. These rights will expire 30 days after the effective date of a resale registration statement covering the shares, which the company must file within 30 days of the closing.

First Albany Capital acted as exclusive placement agent in connection with the transaction.

The common stock to be issued in the private placement has not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the U.S. absent registration or an applicable exemption from registration requirements.

This release is not an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the company's securities in any state in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such state.

About QMed, Inc.

QMed, Inc., provides DM services to patients and physicians around the country through its health plan customers. The Company has been selected in two Medicare Demonstrations to test the feasibility of reimbursing its care coordinated DM services in the vast Medicare fee-for-service program. In addition, QMed is the largest DM service provider to Medicare managed care plans. More information on QMed, Inc. can be obtained at www.qmedinc.com, by calling (732) 544-5544 or by emailing investor@qmedinc.com.

Except for historical information contained herein, matters discussed in this news release are forward-looking statements that involve risks and uncertainties. They include but are not limited to those relating to the timely implementation of programs, the impact of competitive product introductions, acceptance and pricing, and those risks detailed in the Company's filings with the Securities and Exchange Commission (SEC). Actual results may differ materially from any forward-looking statements due to these risks and uncertainties.